FA HOLDINGS, LLC
c/o Phoenix Enterprises, LLC
110 East 59th Street, Suite 1901
New York, New York 10022

August 7, 2006

The Fairchild Corporation
1750 Tysons Boulevard, Suite 1400
McLean, Virginia 22102

Gentlemen:

The purpose of this letter is to set forth a proposal by FA Holdings, LLC, its members and their affiliates (collectively, the “Phoenix/Steiner Group”) to acquire all of the outstanding capital stock of The Fairchild Corporation (“Fairchild”) for $2.73 per share in cash. This price represents approximately a 25% premium over the volume-weighted average closing price of Fairchild’s common stock over the last 30 trading days, and approximately a 20% premium over yesterday’s closing price.

The acquisition would be effective by means of a merger (the “Merger”) into Fairchild of a wholly-owned Delaware subsidiary (“Acquisition”) of FA Holdings, LLC (“Holdings”), a Delaware limited liability company led by Philip Sassower and Jeffrey J. Steiner. In the Merger, each shareholder will receive, for each share of Fairchild common stock, $2.73 in cash.

The Steiner Group LLC has agreed to vote the shares held by it in favor of the Merger.

A form of Agreement and Plan of Merger (the “Merger Agreement”) will be provided in the near future to counsel to the Fairchild Board of Directors and counsel to any committee of the Fairchild Board that may consider our proposal. The execution of the proposed Merger Agreement will not prohibit Fairchild from subsequently entering into an agreement to sell Fairchild to another bona fide bidder at a price which is more favorable from a financial point of view to Fairchild’s shareholders than our proposed price. Our proposal includes customary provisions that Fairchild pay or reimburse us in cash for all expenses incurred in connection with the transaction and to pay to Holdings a “break-up fee” in an amount and under such circumstances (such as if Fairchild enters into a Merger Agreement with Holdings and thereafter accepts an alternative transaction) as were agreed upon with Fairchild.

Our proposal is not subject to financing.

Our proposal is subject to the negotiation and execution of a definitive Merger Agreement, the refinancing of any Fairchild or Fairchild subsidiary debt that comes due as a result of the Merger, limited supplemental due diligence (the Phoenix/Steiner Group anticipates that such investigation can be completed within 30 days), participation by Mr. Jeffrey J. Steiner and Dr. Eric Steiner (the “Steiner Management Group”) in the management of Fairchild after consummation of the Merger (on terms to be agreed upon), the approval of the Board of Directors

The Fairchild Corporation
August 7, 2006

and the affirmative vote of a majority of the shares of Fairchild (including in such calculation those shares held by The Steiner Group LLC and the Steiner Management Group, but including therein any Class B shares of common stock only on a one vote-per share basis) and the receipt of necessary regulatory approvals.

We believe that this proposal is in the best interests of the Fairchild stockholders and, accordingly, in light of the participation by the Steiner Management Group we request that the Fairchild Board of Directors consider this proposal as expeditiously as possible. This proposal will expire at 5:00 p.m., New York City time, on August 31, 2006.

We will be pleased to provide the Board and/or any committee of the Board and its representatives with any information in our possession with respect to our proposal, and we and our representatives are available to meet at any time with the Board and/or any committee of the Board and its representatives to discuss this proposal.

Sincerely yours,

FA HOLDINGS, LLC

By: /s/PHILIP SASSOWER
Philip Sassower, Manager

By: /s/ JEFFREY J. STEINER
Jeffrey J. Steiner, Manager